Exhibit 99.1

MRI Interventions Elects Dr. Philip A. Pizzo to Board of Directors

Former Dean of Stanford University School of Medicine Brings More Than Four Decades of Medical Experience to MRI Interventions’ Board

MEMPHIS, TN – April 16, 2013 – MRI Interventions, Inc. (OTCBB: MRIC) today announced that its board of directors has elected Philip A. Pizzo, M.D. as a new director. Dr. Pizzo most recently served as Dean of the Stanford University School of Medicine, a position he held from April 2001 until December 2012. Dr. Pizzo has long been a leader in academic medicine, championing programs and policies to improve the future of science, education and healthcare in the U.S. and beyond. In a distinguished medical career spanning more than 40 years, he has also been devoted to the diagnosis, management, prevention and treatment of childhood cancers and the infectious complications that occur in children whose immune systems are compromised by cancer and AIDS.

During his tenure as Dean of the Stanford University School of Medicine, Dr. Pizzo also held the position of the Carl and Elizabeth Naumann Professor of Pediatrics and of Microbiology and Immunology. Before joining Stanford, he was the Physician-in-Chief of Children’s Hospital in Boston and Chair of the Department of Pediatrics at Harvard Medical School. Dr. Pizzo has served as head of the National Cancer Institute’s infectious disease section, as chief of the NCI’s pediatric department, and as acting scientific director for NCI’s Division of Clinical Sciences. Among numerous honors, he was the 2012 recipient of the John Howland Award, the highest honor for lifetime achievement bestowed by the American Pediatric Society. Dr. Pizzo received his M.D. degree from the University of Rochester in 1970.

Kimble Jenkins, CEO of MRI Interventions, said, “Phil brings a tremendous amount of clinical and research experience to MRI Interventions, and we are extremely fortunate to have him serving on our board. Phil has exceptional insight into the medical community, and we believe his wealth of knowledge and experience will be a valuable asset for this company.”

“MRI Interventions has been a leader in the use of real-time MRI-guidance in performing minimally invasive procedures in the brain,” commented Dr. Pizzo. “There is a need for innovation in the neuroscience field to bring better treatment options to the millions affected by neurological disorders, and I believe MRI Interventions is well-positioned to excel in this space. I look forward to serving on the board of directors and working with MRI Interventions’ management as the company moves ahead.”

About MRI Interventions, Inc.

Founded in 1998, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart.  Utilizing a hospital's existing MRI suite, the company's FDA-cleared ClearPoint® system is designed to enable a range of minimally invasive procedures in the brain.  MRI Interventions has a co-development and co-distribution agreement with Brainlab, a leader in software-driven medical technology, relating to the ClearPoint system.  In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. Building on the imaging power of MRI, the company's interventional platforms strive to improve patient care while reducing procedure costs and times. MRI Interventions is also working with Boston Scientific Corporation to incorporate its MRI-safety technologies into Boston Scientific's implantable leads for cardiac and neurological applications.  For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions’ forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand our sales and clinical support capabilities; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, future products, including our current product candidates; availability of third party reimbursement; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to protect and enforce our intellectual property rights; our dependence on collaboration partners; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions’ actual results are described in MRI Interventions’ filings with the Securities and Exchange Commission, including, without limitation, MRI Interventions’ most recent annual report on Form 10-K. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions’ expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact:

MRI Interventions, Inc.
David Carlson

Chief Financial Officer

901-522-9300